Exhibit 99.1

October 4, 2023

Liberty Media Corporation Announces Repricing of Formula 1 First Lien Term Loan B

Liberty Media Corporation (“Liberty”) (Nasdaq: LSXMA, LSXMB, LSXMK, FWONA, FWONK, LLYVA, LLYVK) announced today the closing of the repricing of the $1,700 million first lien Term Loan B of a subsidiary of Delta Topco Limited, the Liberty subsidiary which holds all of its interests in Formula 1, the iconic global motorsports business.

The margin for the Term Loan B has been reduced from 3.00% to 2.25%. The maturity for the Term Loan B remains unchanged at January 15, 2030 and the reference rate remains Term SOFR. The Term Loan B remains non-recourse to Liberty. Delta Topco Limited and its subsidiaries (“Formula 1”), together with the debt described herein, are attributed to the Formula One Group tracking stock.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Formula One Group and the Liberty Live Group. The businesses and assets attributed to the Liberty SiriusXM Group (NASDAQ: LSXMA, LSXMB, LSXMK) include Liberty’s interest in SiriusXM. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) include Liberty’s subsidiary Formula 1 and other minority investments. The businesses and assets attributed to the Liberty Live Group (NASDAQ: LLYVA, LLYVK) include Liberty’s interest in Live Nation and other minority investments.

About Formula 1

Formula 1® racing began in 1950 and is the world’s most prestigious motor racing competition, as well as the world’s most popular annual sporting series. Formula One World Championship Limited is part of Formula 1® and holds the exclusive commercial rights to the FIA Formula One World Championship™. Formula 1® is a subsidiary of Liberty Media Corporation, attributed to the Formula One Group tracking stock (NASDAQ: FWONA, FWONK). The F1 logo, F1 FORMULA 1 logo, FORMULA 1, F1, FIA FORMULA ONE WORLD CHAMPIONSHIP, GRAND PRIX, PADDOCK CLUB and related marks are trademarks of Formula One Licensing BV, a Formula 1 company. All rights reserved.

For more information on Formula 1® visit www.formula1.com.

Liberty Media Corporation

Shane Kleinstein, 720-875-5432